EXHIBIT 3(ii).2

                                  AMENDMENT TO

                           AMENDED AND RESTATED BYLAWS

                                       OF

                            SHARED TECHNOLOGIES INC.

         (Amendment to Amended and Restated Bylaws dated June 15, 1994)

                   Effective Date of Amendment: March 13, 1996



         Pursuant to a resolution duly adopted by the Board of Directors of Shared Technologies Inc. (the "Corporation"), the Amended and Restated Bylaws of the Corporation dated as of June 15, 1994 (the "Bylaws") are hereby amended as follows:

         1. Article I, Section 1 of the Bylaws is deleted in its entirety and is replaced by the following paragraph:

         "Section 1. Name. The name of the Corporation is SHARED TECHNOLOGIES FAIRCHILD INC. (the "Corporation")."

         2. Article II, Section 11 of the Bylaws is deleted in its entirety and is replaced by the following paragraph:

         "Section 11. Shareholders' Action Without Meeting. No action requiring shareholder approval may be taken without a meeting of the shareholders entitled to vote thereon."

         3. Article III, Section 1 of the Bylaws shall be amended to include the following sentences at the end of such section:

         "So long as The Fairchild Corporation and its affiliates (collectively, "TFC") owns 25% or more of the common stock of the Corporation that TFC owned on March 13, 1996 TFC shall have the irrevocable right to appoint four (4) members of the Board of Directors; provided, that so long as Mel D. Borer is President and a Director of the Corporation, TFC shall only be entitled to appoint three (3) directors."

         "The Board of Directors may not grant any options for, or any other rights to acquire, common stock of the Corporation, except for options issued pursuant to a plan approved by the shareholders or in a transaction with non-affiliates where



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         such party pays cash for such option or right,  unless such transaction is approved by a majority of the shareholders."

         4. Article III, Section 10 of the Bylaws shall be deleted in its entirety and replaced with the following paragraph:

                  "Section 10. Executive Committee. The Board of Directors of the Corporation shall have an executive committee consisting of the President, a director appointed by TFC as long as TFC owns at least 25% of the common stock of the Corporation that TFC owned on March 13, 1996 and a third director appointed by the Board of Directors of the Corporation. All actions taken by the Executive Committee may only be taken pursuant to a unanimous vote by the members thereof."

         5. Article III, Sections 11, 12 and 13 shall be amended to include the following sentence as the second sentence of each such section:

         "As long as TFC owns at least 25% of the common stock of the Corporation, TFC will be entitled to appoint one director to such committee."

         6. Article IV, Section 5 shall be amended to include the following sentence at the end of such section:

         "The Corporation shall have a Vice Chairman of the Board of Directors who shall have such duties as are designated by the Board of Directors."

         7. Article IV, Section 6 shall be deleted in its entirety and replaced with the following paragraph:

                  "Section 6. Executive Officers. The Chairman of the Board of the Corporation shall also be the Chief Executive Officer of the
         Corporation and shall be the senior executive of the Corporation and shall have overall supervision of the affairs of the Corporation. The President of the Corporation shall also be the Chief Operating Officer of the Corporation and he shall be responsible for the day-to-day business operations of the Corporation under the direction of the Chief Executive Officer. Each of the Chief Executive Officer and the
         President shall see that all orders and resolutions of the Board of Directors of the Corporation are carried into effect, subject, however, to the right of the Board of Directors to delegate any specific powers, except as may be exclusively conferred on the President by law, to the Chairman or any other officer of the Corporation. Each of the Chief Executive Officer and the President may execute bonds, mortgages, and other contracts requiring a signature under the seal of the Corporation.


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         8.  Article  VIII,  Section  1 shall be  deleted  in its  entirety  and replaced with the following paragraph:

                  "Section 1. By Directors or Shareholders. The bylaws of the Corporation may be altered, amended or repeated at any validly called and convened meeting of the shareholders by the affirmative vote of the holders of a majority of the voting power of shares entitled to vote thereon represented at such meeting in person or by proxy and at any validly called and convened meeting of the board of directors by the affirmative vote of at least a majority of the directors (unless such alteration, amendment or repeal in any way adversely affects the rights granted to TFC hereunder or in Article II, Section 11, Article III,
         Section 10 or Article IV, Section 6 of these bylaws, in which event a vote of 80% of the directors shall be required); provided, however, that the notice of such meeting shall state that such alteration, amendment or repeal will be proposed."

         In all other respects, the Bylaws shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned, Kenneth M. Dorros, Secretary of the Corporation has set his hand and seal of the Corporation to this Amendment as of the 13th day of March, 1996.


                                                    /s/ Kenneth M. Dorros
                                                    Kenneth M. Dorros, Secretary



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